UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2018

Nexstar Media Group, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	000-50478	23-3083125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 E. John Carpenter Freeway, Suite 700

Irving, Texas 75062

(Address of principal executive offices, including Zip Code)

(972) 373-8800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On November 30, 2018, Nexstar Media Group, Inc., a Delaware corporation (“Nexstar”), and Titan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nexstar (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tribune Media Company, a Delaware corporation (“Tribune”), providing for the acquisition by Nexstar of all of the outstanding shares of Tribune Class A common stock, par value $0.001 per share (the “Tribune Class A Stock”) and Tribune Class B common stock, par value $0.001 per share (“Tribune Class B Stock”, and together with the Tribune Class A Stock, the “Tribune Stock”), by means of a merger of Merger Sub with and into Tribune (the “Merger”), with Tribune surviving the Merger as a wholly owned subsidiary of Nexstar (the “Surviving Corporation”).

Transaction Structure

In the Merger, each share of Tribune Stock outstanding as of the effective time of the Merger (the “Effective Time”) will be converted into the right to receive $46.50 in cash, without interest and less any required withholding taxes (such amount, as adjusted as provided below, the “Merger Consideration”). If the Merger shall not have occurred by August 31, 2019 (the “Adjustment Date”), the $46.50 cash amount per share of Tribune Stock to be paid will be increased for each day after the Adjustment Date, through and including the closing date, by adding an amount equal to $0.009863 per day after the Adjustment Date (approximately $0.30 per month, pro-rated for partial months), less the amount of any dividends declared by Tribune after August 31, 2019 with a record date prior to the Closing.

Each option to purchase shares of Tribune Stock outstanding as of immediately prior to the effective time of the Merger (a “Tribune Stock Option”), whether or not vested or exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of the value of the Merger Consideration over the exercise price per share of such Tribune Stock Option, without any interest and subject to all applicable withholding. Any Tribune Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled for no consideration or payment.

Each award of Tribune restricted stock units outstanding as of immediately prior to the effective time of the Merger (“Tribune RSUs”), whether or not vested, will immediately vest and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune RSUs multiplied by the Merger Consideration, without any interest and subject to all applicable withholding (the “RSU Consideration”), except that each award of Tribune RSUs granted to an employee on or after December 1, 2018 (other than Tribune RSUs required to be granted pursuant to specified employment agreements or offer letters) (“Annual Tribune RSUs”) that has vested as of the effective time of the Merger will be cancelled and converted into the right to receive the RSU Consideration and any Annual Tribune RSUs that remain unvested as of the effective time of the Merger will be cancelled for no consideration or payment.

Each award of Tribune performance stock units outstanding as of immediately prior to the effective time of the Merger (“Tribune PSUs”), whether or not vested, will immediately vest (with performance conditions for each open performance period as of the closing date deemed achieved at the applicable “target” level performance for such Tribune PSUs) and be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune PSUs multiplied by the Merger Consideration, without any interest and subject to all applicable withholding.

Each outstanding award of Tribune deferred stock units outstanding as of immediately prior to the Effective Time (“Tribune DSUs”) will be cancelled and converted into the right to receive a cash payment equal to the product of the total number of shares of Tribune Stock underlying such Tribune DSUs multiplied by the Merger Consideration, without interest and subject to all applicable withholding.

Each unexercised warrant to purchase shares of Tribune Stock outstanding as of immediately prior to the Effective Time (a “Tribune Warrant”) will be assumed by Nexstar and converted into a warrant exercisable for the Merger Consideration which the shares of Tribune Stock underlying such Tribune Warrant would have been entitled to receive upon consummation of the Merger and otherwise upon the same terms and conditions of such Tribune Warrant immediately prior to the effective time.

Conditions to the Merger

The consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) the approval of the Merger by the stockholders of Tribune, (ii) the receipt of approval from the Federal Communications Commission and the expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iii) the absence of certain legal impediments to the consummation of the Merger.

Nexstar’s and Tribune’s respective obligations to consummate the Merger are also subject to certain additional customary conditions, including (i) the accuracy of representations and warranties of the other party (generally subject to a “material adverse effect” standard), (ii) performance by the other party of its covenants in all material respects and (iii) with respect to Nexstar’s obligations to consummate the Merger, since the date of the Merger Agreement, no material adverse effect with respect to Tribune having occurred.

The Merger does not require approval of the Nexstar stockholders and is not subject to any financing contingency.

Non-Solicit

Tribune has agreed, among other things, (i) not to solicit, initiate, knowingly encourage or knowingly facilitate alternative acquisition proposals from third parties and (ii) subject to certain exceptions, not to engage in any discussions or negotiations with any third parties, or furnish any nonpublic information regarding alternative acquisition proposals.

Before the Tribune stockholders approve the Merger, and subject to Tribune’s compliance with the non-solicitation covenants described above: (i) if Tribune receives a bona fide alternative acquisition proposal that the Tribune board of directors determines in good faith is or would reasonably be expected to lead to a superior proposal, and the board determines that the failure to take the following actions would reasonably be expected to be inconsistent with the Tribune board of directors’ fiduciary duties under applicable law, then Tribune may furnish nonpublic information with respect to Tribune and its subsidiaries to the person making such alternative acquisition proposal and engage in discussions or negotiations with such person regarding such alternative acquisition proposal; (ii) Tribune may, subject to compliance with certain obligations set forth in the Merger Agreement, including the payment of a termination fee to Nexstar and customary notice and matching rights in favor of Nexstar, terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal in accordance with the Merger Agreement; and (iii) the Tribune board of directors may change its recommendation to the Tribune stockholders regarding adopting the Merger Agreement (x) in response to an intervening event if the Tribune board of directors determines in good faith that failure to take action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law or (y) in response to a bona fide alternative acquisition proposal if the Tribune board of directors concludes in good faith that such alternative acquisition proposal constitutes a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, in each case subject to customary notice and matching rights in favor of Nexstar.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants for a transaction of this nature. The Merger Agreement also contains customary pre-closing covenants, including the obligation of Tribune to conduct its business in all material respects in the ordinary course consistent with past practices and to refrain from taking certain specified actions without the consent of Nexstar. Nexstar also agreed, subject to the terms of the Merger Agreement, to use reasonable best efforts to take actions to avoid or eliminate any impediment that may be asserted by a governmental authority with respect to the transaction so as to enable the closing to occur as soon as reasonably practicable, including taking certain actions, referred to as “station divestitures” and “approval actions,” to obtain regulatory approval.

The Merger Agreement contains certain termination rights for both Nexstar and Tribune. Upon termination of the Merger Agreement under specific circumstances, Tribune will be required to pay Nexstar a termination fee. If the Merger Agreement is terminated in connection with Tribune entering into a definitive agreement with respect to a superior proposal, as well as under certain other circumstances, the termination fee payable by Tribune to Nexstar will be $135 million (the “Termination Fee”). If the Merger Agreement is terminated because the required Tribune stockholder vote is not obtained at a stockholder meeting duly held for such purpose, Tribune will be required to reimburse Nexstar for its costs and expenses incurred in connection with the transaction in an amount not to exceed $15 million (“Parent Expenses”). If the Merger Agreement is terminated (i) by either Tribune or Nexstar because the Merger has not occurred by the end date described below or because Tribune stockholder approval is not obtained at a stockholder meeting duly held for such purpose or (ii) by Nexstar in respect of a willful breach of Tribune’s covenants or agreements that would give rise to the failure of a closing condition that is incapable of being cured within the time periods prescribed by the Merger Agreement, and an alternative acquisition proposal has been made to Tribune and publicly announced or otherwise disclosed and not withdrawn prior to the termination or the date of the stockholders meeting or the applicable breach giving rise to Nexstar’s termination right described in clause (ii), as applicable, and within twelve months after termination of the Merger Agreement, Tribune enters into a definitive agreement with respect to an alternative acquisition proposal (and subsequently consummates such transaction) or consummates a transaction with respect to an alternative acquisition proposal, Tribune will pay Nexstar an amount equal to the Termination Fee less the Parent Expenses previously paid.

In addition to the foregoing termination rights, either party may terminate the Merger Agreement if the Merger is not consummated on or before an end date of November 30, 2019, with an automatic extension to February 29, 2020, if necessary to obtain regulatory approval under circumstances specified in the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Tribune or Nexstar. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential Disclosure Letters provided by each of Tribune and Nexstar to the other in connection with the signing of the Merger Agreement. These confidential Disclosure Letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between Tribune and Nexstar rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about Tribune or Nexstar.

Debt Commitment

On November 30, 2018, Nexstar entered into a commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), Credit Suisse Loan Funding LLC (“CSLF”), Credit Suisse AG (“CS”), Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank AG Cayman Islands Branch (“DBCI”) and Deutsche Bank Securities Inc. (“DBSI” and together with Bank of America, MLPFS, CSLF, CS, DBNY and DBCI, the “Commitment Parties”) pursuant to which the Commitment Parties have committed to provide the debt financing to consummate the Merger, the refinancing of certain of the existing indebtedness of Tribune and certain other transactions in connection with the foregoing, including (i) incremental senior secured term A loan facilities in an aggregate principal amount of $500 million, (ii) incremental senior secured term B loan facilities in an aggregate principal amount of $3,600 million, (iii) a senior secured short-term term facility in an aggregate principal amount of $1,140 million, subject to reduction mechanisms on the Closing Date and (iv) a senior unsecured bridge facility in an aggregate principal amount of up to $1,120 million to backstop potential refinancing of the Tribune senior notes and/or change of control offers potentially triggered by the Merger. The Commitment Letter contains conditions to funding of the debt financing customary for commitments of this type. The senior secured facilities will be secured by liens on substantially all of Nexstar’s assets and will be guaranteed by certain of its subsidiaries and variable interest entities. Various economic terms of the debt financing are subject to change in the process of syndication.

Item 8.01	Other Events.

On December 3, 2018, Nexstar and Tribune issued a joint press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to Nexstar’s Current Report on Form 8-K filed on December 3, 2018 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated as of November 30, 2018, by and between Nexstar Media Group, Inc., Tribune Media Company and Titan Merger Sub, Inc.

99.1	Joint Press Release of Nexstar Media Group, Inc. and Tribune Media Company, dated December 3, 2018 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Nexstar Media Group, Inc. on December 3, 2018).

*	Schedules have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished to the Securities and Exchange Commission upon request.

Certain Information Regarding Participants

Nexstar and its directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of Tribune in favor of the proposed transaction under the rules of the SEC. Information about Nexstar’s directors and executive officers is available in Nexstar’s Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 1, 2018 and Nexstar’s definitive proxy statement, dated April 27, 2018, for its 2018 annual meeting of stockholders.

Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements. Nexstar and Tribune have based these forward-looking statements on their current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, Nexstar and Tribune claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, the ultimate outcome, benefits and cost savings of any possible transaction between Nexstar and Tribune and timing thereof, and future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the timing of and any potential delay in consummating the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied and the transaction may not close; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated, the risk of the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the risk that Nexstar fails to obtain the necessary financing arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement, the impact of changes in national and regional economies, the ability to service and refinance its outstanding debt, successful integration of Tribune (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, Nexstar and Tribune undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Tribune’s and Nexstar’s filings with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2018	NEXSTAR MEDIA GROUP, INC.

	By:	/s/ Thomas E. Carter
	Name:	Thomas E. Carter Executive Vice President & Chief Financial Officer
Title: